Exhibit 10.25
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.
SUPPLY AGREEMENT
BETWEEN
WATSON PHARMA, INC.
AND
SAVIENT PHARMACEUTICALS, INC.

LIST OF EXHIBITS
A. Product, Specifications and Packaging
B. Initial Finished Product Prices
C. Adverse Event Reporting Procedures
D. Initial Purchase Order Forecast
E. Quality Requirements
F. Form of Press Release

SUPPLY AGREEMENT
     SUPPLY AGREEMENT, dated as of June 12, 2006, by and between Savient Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Watson Pharma, Inc., a Delaware corporation (“Purchaser”).
     WHEREAS, Seller would like to make and sell the Products (as defined below) to Purchaser, and Purchaser would like to purchase the Products from Seller pursuant to the terms of this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     As used throughout this Agreement and any exhibits, schedules or attachments hereto, each of the following terms shall have the respective meaning set forth below:
     1.1 “Additional Amount” shall have the meaning given in Section 2.2.3.
     1.2 “Affiliate” of a Party shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity. For the purposes of this definition, the term “controls” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities or other equity or voting interest of an entity.
     1.3 “ANDA” shall mean an Abbreviated New Drug Application filed with the FDA.
     1.4 “Bankruptcy Code” shall have the meaning given in Section 7.3.
     1.5 “Bankruptcy Law” shall have the meaning given in Section 7.3.
     1.6 “Commercially Reasonable Efforts” shall mean, with respect to a Party, those commercially reasonable efforts that such Party is making in similar circumstances relative to other products in its portfolio with respect to production and/or marketing, distribution and sales of its own products that are in production or that are being marketed, distributed and sold at that time, as applicable. Commercially Reasonable Efforts shall be in accordance with the efforts and resources that the Party would use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the applicable active ingredient, the regulatory structure involved, and the profitability of the product.
     1.7 “Damages” shall have the meaning given in Section 16.1.
     1.8 “Delivery Price” shall have the meaning given in Section 3.1.
     1.9 “Effective Date” shall mean the date of this Agreement.

i

     1.10 “Equivalent Product” shall mean any product, other than a Product that Seller is obligated to supply to Purchaser hereunder, which (i) is manufactured by a Party pursuant to an ANDA which was approved by the FDA, which ANDA was filed on the basis of the original NDA for the brand equivalent of such Product or (ii) is otherwise a generic version of the brand equivalent of such Product.
     1.11 “Existing Inventory” shall mean all Product manufactured by Seller into final tableted form prior to [**] with the following lot numbers: A18061; C400715; C400721; C500173; C500174; C500175, and; 4A3069.
     1.12 “FDA” shall mean the U.S. Food and Drug Administration, and any successor or replacement agency.
     1.13 “Finished Product Price” shall mean the aggregate cost to manufacture and/or Label Product, on a batch by batch basis,

(i) if Product is manufactured and/or Labeled by Seller or an Affiliate of Seller the sum of Seller’s (a) [**], (b) [**] and (c) [**]; or

(ii) if such Product is manufactured and/or Labeled by a Third Party manufacturer, the sum of (a) [**] and (b) [**].

All costs included in Manufacturing Costs shall be calculated in accordance with U.S. generally accepted accounting principles, consistently applied to the manufacture of all products produced in the facility or facilities in which such Product is manufactured and/or Labeled. [**]
     1.14 “Force Majeure Event” shall have the meaning given in Section 11.
     1.15 “Gross Margin” shall have the meaning given in Section 3.1.
     1.16 “Indemnity Claim” shall have the meaning given in Section 16.3.
     1.17 “Initial Purchase Order” shall have the meaning given in Section 2.2.1.
     1.18 “Label”, “Labeled” or “Labeling” shall mean all labels and other written, printed or graphic matter upon (i) any packaging, container or wrapper utilized with the Products, or (ii) any written material accompanying the Products, including package inserts; or as the context requires, the act of applying and/or using the same.
     1.19 “Latent Defect” shall mean any instance where a lot of a Product fails to conform to the applicable Specifications or is otherwise defective or fails to conform to the warranties given by Seller herein, and such failure would not be discoverable upon reasonable physical inspection or standard testing of such Product upon receipt by Purchaser in accordance with Purchaser’s standard operating procedures.
     1.20 “Launch Quantity” shall have the meaning given in Section 2.2.1.
     1.21 “Material Change” shall have the meaning given in Section 5.2.1
     1.22 “NDA” shall mean a New Drug Application filed with the FDA.
     1.23 “Net Sales” shall mean, with respect to any Product, the revenues derived from the sale by Purchaser, its Affiliates, licensees and assignees from the sale of a Product to independent third parties, less: (i) all normal and customary discounts (such as cash discounts, volume discounts, chargebacks, allowances (including shelf stock adjustments and promotional allowances that are not selling or marketing-related operational expenses), government mandated rebates and other rebates, credits, and Product returns), (ii) freight, shipping, insurance costs relating to the shipment of the Product, duties and taxes; and (iii) bad debt related to the Product (as such bad debts are actually incurred). Net Sales shall be determined on an accrual basis (except for clause (iii) above) in accordance with generally accepted accounting principles in the Territory, applied on a basis consistent with Purchaser’s annual audited financial statements. Subject to the foregoing, Purchaser will not deduct any marketing, selling, advertising or distribution expenses of any kind to determine Net Sales.
     1.24 “Packaging” shall mean all primary containers, Labels, cartons, shipping cases or any other like matter used in packaging or accompanying the Products; or as the context requires, the act of applying and/or using the same.
     1.25 “Party” shall mean Seller or Purchaser and, when used in the plural, shall mean Seller and Purchaser.
     1.26 “Patent Defect” shall mean any instance where a lot of a Product fails to conform to the applicable Specifications or is otherwise defective or fails to conform to the warranties given by Seller herein, and such failure is discoverable upon reasonable physical inspection or standard testing of such Product upon receipt by Purchaser in accordance with Purchaser’s standard operating procedures.
     1.27 “Product” or “Products”, as applicable, shall mean each of oxandrolone 2.5mg tablets (the “2.5mg Product”) and oxandrolone 10mg tablets (the “10mg Product”), collectively the Products and, any other products the parties agree to include herein; Product shall not include any branded version of oxandrolone either currently offered for sale or offered for sale in the future by Seller, whether or not of the same dosage strength or form.
     1.28 “Purchase Price” shall have the meaning give in Section 3.1.
     1.29 “Purchaser Trademarks” shall have the meaning given in Section 5.4.
     1.30 “Quality Requirements” shall have the meaning give in Section 5.3.
     1.31 “Remainder Payment” shall have the meaning given in Section 3.1.
     1.32 “Specifications” shall mean the specifications for the design, composition, manufacture, packaging, and/or quality control of each of the Products, as set forth on Exhibit A attached hereto and made a part hereof, as the same may hereafter be modified by mutual agreement of the parties in writing.
     1.33 “Start Date” shall have the meaning given in Section 2.2.3.
     1.34 “Territory” shall mean the United States of America, including its territories and possessions and military bases and possessions (including, but not limited to, the Commonwealth of Puerto Rico).
SECTION 2
SUPPLY AND PURCHASE OF PRODUCTS
     2.1 Supply and Purchase Obligations.
          2.1.1 During the Distribution Term, Seller shall manufacture, or have manufactured by a third party, and exclusively supply Purchaser with Products for sale and distribution in the

Territory. Seller shall supply Purchaser with those quantities of Products as are ordered by Purchaser pursuant to this Agreement. In the event Seller has any Product manufactured by an unaffiliated third party, Seller shall (i) notify the Purchaser as to the identity of the third party manufacturer prior to the commencement of supply, and (ii) use its best efforts to obtain from such third party manufacturer rights for the benefit of Purchaser as set forth in Section 5.3, 5.5, 10.3, 10.4, 10.9 and 10.10 hereto. During the Distribution Term (subject to the provisions of Section 4.5) Purchaser shall purchase from Seller 100% of Purchaser’s requirements for the Products in the Territory.
          2.1.2 During the Distribution Term (and subject to the provisions of Section 4.5), Purchaser shall purchase from Seller the Products solely for distribution and sale in the Territory. During the Term, Seller and its Affiliates shall not, and shall not directly or indirectly grant to any other person or entity the right to, sell or distribute the Products and/or Equivalent Product in the Territory, and Seller shall not directly or indirectly cooperate with any other person or entity with respect to, or supply products or services for, the sale or distribution of the Products and/or Equivalent Product in the Territory. Nothing in this Agreement shall prevent the Seller from marketing or selling, or granting third parties the right to market or sell (i) any formulation, dosage or strength of oxandrolone, utilizing any method of delivery, under the brand name Oxandrin® or (ii) any other branded formulations, dosages or strengths of oxandrolone, in each case, other than those Products identified in Exhibit A.
          2.1.3 During the Term, Purchaser shall not, directly or knowingly and indirectly, (i) solicit customers for the Product, or make sales of the Product, or establish or maintain any branch or distribution depot for the Product, outside of the Territory, or assist any party in doing so or (ii) solicit customers for an Equivalent Product, or make sales of an Equivalent Product, or establish or maintain any branch or distribution depot for an Equivalent Product, within the Territory, or assist any party in doing so. If at any time Purchaser, directly or knowingly and indirectly, markets, sells, or distributes the Product outside the Territory, Seller may suspend all sales of the Product to Purchaser until Purchaser takes appropriate actions to cease such sales. At such time as Purchaser learns that a customer is directly or indirectly using, marketing, selling or distributing Products outside of the Territory, or that such customer is assisting any other party to do so, then Purchaser shall cease making sales of Products to such customer until such a time as customer ceases making sales outside of the Territory and Purchaser shall immediately notify Seller in writing of such occurrence and take reasonable actions within its legal rights and powers to cause such third parties to cease making such sales of the Product outside the Territory.
          2.1.4 [ ** ], nothing in this Agreement shall prohibit Purchaser from undertaking its own development of any Equivalent Product, seeking regulatory approval of any such Equivalent Product, or undertaking manufacturing development and qualification, and limited manufacture (including third party manufacturing) of stability batches and validation batches of Equivalent Product, in each case solely for purposes of seeking regulatory approval for such Equivalent Product; provided, however, that Purchaser shall not be permitted to sell any Equivalent Product which it so manufactures during the Term of this Agreement. [ ** ]
     2.2 Commencement of Supply.
          2.2.1 Seller shall be obligated to commence supply of the Products to Purchaser within ninety (90) days of receipt of a binding purchase order of Products from Purchaser in accordance with the terms and conditions of this Agreement (“Initial Purchase Order”). The quantities in such Initial Purchase Order shall be discussed in good faith and mutually agreed between the parties (“Launch Quantity”). Subject to the immediately preceding sentence, the nonbinding forecast for the Initial Purchase Order is attached as Exhibit D to this Agreement. It is further agreed that Seller shall use best commercial efforts to supply a total amount of [**] bottles of the 2.5mg Product, [**], as soon as commercially practicable but in no event later than ninety (90) days from the date of receipt by Purchaser of the Launch Quantities. All orders of Product by Purchaser shall be made in units which comprise whole batch amounts; the delivery of such Product shall be in amounts that reflect the actual batch yield where such yield does not deviate from the defined range ([**] bottles per batch for 2.5mg Product and [**] bottles per batch for 10mg Product).
          2.2.2 Upon receipt of the Initial Purchase Order, Seller shall, as promptly as commercially feasible and using diligent efforts (but in any event no later than ninety (90) days after receipt of such Initial Purchase Order or later date as requested in writing by Purchaser) supply to Purchaser the quantities of the applicable Product which are indicated on the Initial Purchase Order for such Product. In addition to any other right or remedy available to Purchaser, upon any failure by Seller to provide all of the Products in the Initial Purchase Order within the specified and mutually agreed upon time schedule, then Purchaser shall have the right, but not the obligation, to terminate this Agreement, without penalty to either Party, with respect to any or all of such Products (at Purchaser’s discretion) on thirty (30) days prior written notice to Seller.
          2.2.3 The parties agree that they shall cooperate to determine when an Equivalent Product may become available to the marketplace. However, Seller shall, at its sole discretion, designate on which date the Products will be distributed in the Territory by Purchaser (“Start Date”) and provide Purchaser with reasonable written notice thereof. It is specifically contemplated and agreed that the 2.5mg Product and the 10mg Product may each have a separate and distinct Start Date based upon the availability of an Equivalent Product in the respective dosage forms, and that Purchaser shall only sell that Product for which Seller has provided explicit approval and for which a designated Start Date has been specified in writing by Seller.
          2.2.4 Prior to the Start Date, Purchaser shall have in place with all significant wholesalers, chain and other drug supply and pharmacy outlets, a communication advising such entities of the Product’s pending availability. Consequently, if any Product supplied to Purchaser under this Agreement is delivered by Purchaser to any third party earlier than two (2) business days prior to the applicable Start Date, then Purchaser shall pay to Seller, as liquidated damages (the “Additional Amount”) an amount equal to (X) the number of units of such Product shipped or distributed by Purchaser to any third party prior to the applicable Start Date times (Y) Seller’s average net selling price for Seller’s branded version of such Product, less (Z) the amounts paid or payable by Purchaser to Seller for such Product under Section 3 below.
          Notwithstanding the foregoing, with Seller’s prior written approval, Purchaser may ship Product to third party purchasers earlier than two (2) business days prior to the Start Date without penalty if such Product is held by third party purchasers thereof in isolation and not available for sale, resale or dispensing until the applicable Start Date; provided, however, that Purchaser shall obtain from any third party purchasers of Product contemplated hereunder binding assurances of non-release prior to the Start Date. To the extent any third party purchaser releases Product for sale, resale or dispensing prior to the Start Date, then Purchaser shall be liable to Seller for the Additional Amount with respect to such Product as calculated above. The Additional Amount shall be Seller’s sole and exclusive remedy (whether arising in contract, tort or otherwise) for the sale prior to the applicable Start Date of any Product by Purchaser and in no event shall such sale be considered or deemed as a breach hereunder. Purchaser shall deliver to Seller written notice of its initial shipment of Product to the retail trade within twenty-four (24) hours of such shipment.
          2.2.5 Seller shall supply to Purchaser, and Purchaser shall accept from Seller subject to all applicable terms and conditions herein, Launch Quantities of Product from Seller’s Existing Inventory provided that such Existing Inventory complies with the terms and conditions of this Agreement. Anything to the contrary notwithstanding, to the extent that any Existing Inventory is sold to Purchaser by Seller and subsequent thereto Purchaser is unable to sell such Existing

Inventory because its remaining expiry dating is equal to or less than twelve (12) months, Purchaser may return such quantities of Existing Inventory to Seller and Seller shall thereafter, in accordance with the applicable terms and conditions herein, refund to Purchaser one hundred percent (100%) of the Delivery Price actually paid for such quantities as are actually returned to Seller.
SECTION 3
PRICING
     3.1 Purchase Prices. The purchase price (“Purchase Price”) paid by Purchaser for each Product delivered by Seller shall be paid in two installments. The first installment (the “Delivery Price”) shall be a payment equal to the number of units of such Product delivered by Seller to Purchaser pursuant to [**] of such Product. The second installment (the “Remainder Payment”) shall be a quarterly payment equivalent to [**] percent ([**]%) of Purchaser's Gross Margin (as defined below) on the sale of such Product for each calendar quarter during the Term hereof. For purposes of this Agreement “Gross Margin” for a particular calendar quarter shall be equivalent to [**] of Product sold during the quarter in question. Purchaser shall provide to Seller within thirty (30) days of the end of each quarter a reasonably detailed report which sets forth the Gross Margin for the quarter just completed.
     3.2 Delivery Price Adjustment. The Delivery Price for Product in effect during any calendar year may be adjusted by Seller upon notice to Purchaser during such calendar year to reflect any actual increase in Seller’s Manufacturing Cost for Product.
     3.3 Shipping Terms. The prices charged by Seller to Purchaser shall be FCA (Incoterms 2000), Seller’s facility in the Territory at which finished goods are packaged for shipment to Purchaser. All deliveries must be accompanied by a packing slip that describes the Products and identifies the purchase order number and the shipment’s destination.
     3.4 Payment Terms. The Delivery Price for each Product shall be paid by Purchaser within sixty (60) days from the date of delivery of such Product. The Remainder Payment shall be paid to Seller within sixty (60) days after the end of each calendar quarter. All payments shall be made in United States dollars.
     3.5 Negative Gross Margin.
          3.5.1 To the extent the Gross Margin is negative in any particular quarter or quarters hereunder Seller shall reimburse Purchaser for [**] percent ([**]%) of the amount of any such negative Gross Margin within sixty (60) days after the end of (i) such calendar quarter or (ii) the expiration or termination of this Agreement, as the case may be.
          3.5.2 For any quarter in which Purchaser claims a negative Gross Margin, Seller shall have the right to have Seller’s independent public accountants (reasonably acceptable to Purchaser) conduct an audit of Purchaser’s financial records, as such information relates to Net Sales and the calculation of Gross Margin with respect to each Product during the quarter in question, for a period of twelve (12) months following receipt of Purchaser’s notice to Seller of such negative Gross Margin; provided, however, that this right may not be exercised more than once in any calendar year. Any audit conducted pursuant to this Section 3.5.2 shall not count against the maximum number of audits to which Seller is entitled pursuant to Section 3.6 herein, and may be conducted by the independent public accountants upon the provision of not less than thirty (30) days prior written notice to Purchaser.
     3.6 Annual Audit Rights.
          3.6.1 Purchaser shall keep accurate books and records for purposes of documenting the amount of the Net Sales and the calculation of Gross Margin with respect to each Product. Said books of account shall be kept at Purchaser’s principal place of business. Upon at least thirty (30) days prior written notice given on or before June 30th of each calendar year, Seller, at its expense, shall have the right to have Seller’s independent public accountants (reasonably acceptable to Purchaser) obtain access to Purchaser’s financial records for the previous calendar year, during reasonable business hours solely for the purpose of verifying the amount of Net Sales and the calculation of Gross Margin with respect to each Product for such previous calendar year; provided, however, that this right may not be exercised more than once in any calendar year. Purchaser agrees to reasonably cooperate with Seller’s independent public accountants in the conduct of any such audit. Prior to disclosing the results of any such audit, the auditor shall present Purchaser with a preliminary report of its findings and provide Purchaser with an opportunity to respond to any questions raised or issues identified; provided, however, that Seller shall receive the audit report as originally submitted by independent public accountants along with Purchasers responses thereto to the extent such responses are given pursuant to questions raised in an audit and to the extent that the responses are material to resolving the audit. Seller shall solicit or receive only information relating to the accuracy of such calculations and shall deliver to Purchaser a detailed written accountants’ report (setting forth, among other things, the miscalculations, if any, identified by the audit) within thirty (30) days of completion of the audit. If Seller does not submit a dispute in regards to the amount of Net Sales or Gross Margin so audited within forty-five (45) days of Seller’s receipt of the audit report, then the amount of Net Sales and Gross Margin as originally reported by Purchaser shall be deemed to have been accepted and agreed to by Seller and shall be binding. Seller shall ensure that Seller’s independent public accountants maintain the confidentiality of Purchaser’s Confidential Information on terms no less restrictive than those set forth in Section 13. Such accountants shall report to Seller only the results of the verification. Except in the event of a bona fide dispute, any underpayment or overpayment of the Purchase Price due to a miscalculation of such amount shall be paid within sixty (60) days after the delivery of the detailed written accountants’ report to Purchaser. To the extent that the results of any audit conducted by Seller discloses an underpayment of the Purchase Price by Purchaser to Seller by an amount equal to or exceeding ten percent (10%) for the period in question, then the costs of the audit shall be borne by Purchaser and Purchaser shall remit such costs within thirty (30) days of the presentment of an invoice.
          3.6.2 Seller shall keep accurate books and records for purposes of documenting the Delivery Price. Said books of account shall be kept at Seller’s principal place of business. Upon at least thirty (30) days prior written notice given on or before June 30th of each calendar year, Purchaser, at its expense, shall have the right to have Purchaser’s independent public accountants (reasonably acceptable to Seller) obtain access to Seller’s financial records for the previous calendar year, during reasonable business hours solely for the purpose of verifying the Delivery Price for such previous calendar year; provided, however, that this right may not be exercised more than once in any calendar year. Seller agrees to reasonably cooperate with Purchaser’s independent public accountants in the conduct of any such audit. Prior to disclosing the results of any such audit, the auditor shall present Seller with a preliminary report of its findings and provide Seller with an opportunity to respond to any questions raised or issues identified; provided, however, that Purchaser shall receive the audit report as originally submitted by independent public accountants along with Seller responses thereto to the extent such responses are given pursuant to questions raised in an audit and to the extent that the responses are material to resolving the audit. Purchase shall solicit or receive only information relating to the accuracy of such calculations and shall deliver to Seller a detailed written accountants’ report (setting forth, among other things, the miscalculations, if any, identified by the audit) within thirty (30) days of completion of the audit. If Purchaser does not submit a dispute in regards to Delivery Price so audited within forty-five (45) days of Purchaser’s receipt of the audit report, then the Delivery Price as originally reported by Seller shall be deemed to have been accepted and agreed to by Purchaser and shall be binding. Purchaser shall ensure that Purchaser’s independent public accountants maintain the confidentiality of Seller’s Confidential Information on terms no less restrictive than those set forth in Section 13. Such accountants shall report to Purchaser only the results of the verification. Except in the event of a bona fide dispute, any underpayment or overpayment of the Purchase Price due to a miscalculation of such amount shall be paid within sixty (60) days after the delivery of the detailed written accountants’ report to Seller. To the extent that the results of any audit conducted by Purchaser discloses an overpayment of the Delivery Price by Purchaser to Seller by an amount equal to or exceeding ten percent (10%) for the period in question, then the costs of the audit shall be borne by Seller and Seller shall remit such costs within thirty (30) days of the presentment of an invoice.
SECTION 4
FORECASTS, ORDERS
     4.1 Forecasts and Orders. The initial forecast for the Products will be a 24-month non-binding forecast of demand for each Product after the Effective Date for capacity planning purposes, and is attached as Exhibit D. Purchaser shall submit to Seller a purchase order for the initial six (6) months of the initial forecast within five (5) days of the Start Date of this Agreement. Within five (5) days after the beginning of each calendar quarter during the Term of this Agreement, Purchaser shall provide Seller with a written rolling forecast of Purchaser’s expected requirements for the Products during the following twelve (12) months. The first six (6) months of each such forecast shall be binding; and the amounts set forth for each of the following two (2) calendar quarters shall constitute a non-binding, good faith estimate of the Product requirements of Purchaser for such period for planning purposes only. Seller shall be required to manufacture and deliver to Purchaser such quantities of Products as Purchaser orders in any calendar quarter up to 125% of the quantity forecast for such calendar quarter in the immediately preceding binding forecast. Seller shall use reasonable commercial efforts to manufacture, or have manufactured, and deliver to Purchaser any quantities of Product Purchaser orders in excess of 125% of the quantity forecasted for such calendar quarter, but shall be under no obligation to provide to Purchaser any quantities of Product which exceed 125% of the quantity forecasted for such calendar quarter. If Seller becomes aware of any circumstances that may cause Seller to default on its obligation to deliver such quantities of Product as Purchaser orders or to fail to supply quantities of Product in accordance with Purchaser’s forecasts for any calendar quarter, Seller shall give Purchaser prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure. In the event of a significant change in market conditions, significant new competitive factors and/or new key customer demands, the parties agree to negotiate in good faith on appropriate changes to such forecasts.
     4.2 Orders. Purchaser shall submit binding written or electronic purchase orders for Product (or by any other means agreed to in writing by the parties) to Seller, which shall be placed at least one hundred eighty (180) days prior to the desired date of delivery, and which binding orders shall comply with the binding forecasts set out in Section 4.1. Purchaser shall have no minimum purchase requirements of Products during the Term of this Agreement. Purchase orders shall be submitted by Purchaser to Seller in accordance with previously agreed upon delivery mechanisms.

     4.3 Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.
     4.4 Capacity Allocation. In the event that Seller’s inability (including without limitation any inability as a result of a Force Majeure Event) to meet firm orders, in whole or in part, is due to a shortage of production capacity or common raw materials, Seller shall promptly notify Purchaser in writing of such shortage of production capacity or common raw materials, and, if possible, the date such shortage of production capacity or common raw materials is expected to end. In such event, Seller shall allocate its available production capacity or raw materials to the production of the Products in such proportion (expressed as a function of equipment utilized) as the production equipment capacity or common raw materials actually utilized to meet orders for the Products over the previous six (6) month period bears to total production equipment capacity which is set up to manufacture the Products in such facility(ies) over that same period.
     4.5 Short Orders; Alternative Sources of Equivalent Products. In the event that Seller fails (for any or no reason including without limitation any Force Majeure Event) to deliver all or any portion of an order of Product to Purchaser in accordance with the terms of this Agreement, Seller shall promptly notify in writing Purchaser of such fact. In addition to any other rights and remedies available to Purchaser, Purchaser shall have the right, but not the obligation, to modify any outstanding purchase order.
SECTION 5
SPECIFICATIONS
     5.1 Specifications.
          5.1.1 Attached as Exhibit A to this Agreement are the Specifications for each of the Products. The Specifications for each Product shall not be changed except as permitted under this Agreement.
          5.1.2 The attached Exhibit A also reflects the current Packaging for each Product. The parties agree to cooperate in good faith with respect to any changes to the Packaging of the Product with the Party requesting any changes to the Packaging bearing the development costs (e.g. artwork or package design) of such changes.
     5.2 Changes.
          5.2.1 From time to time during the Term of this Agreement, either Party may submit to the other written proposals for the adoption, implementation or development of any change, improvement or modification to the Product. If such change is proposed by Seller, such change may be implemented by Seller after consultation with Purchaser (but without requiring Purchaser’s consent) so long as such change does not negatively impact the safety or efficacy of the Products, or materially increase Purchaser’s liability with respect to the Products (any such change hereinafter referred to as a “Material Change”). If such change is a Material Change, Seller shall not be permitted to make such change without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, and subject to the provisions of Sections 5.2.2 and 5.2.3 below. The Specifications shall be modified to reflect any such changes. In the event of any change, Seller shall establish an appropriate qualification protocol, and Purchaser and Seller shall determine an appropriate inventory level for the pre-change Product in order to cover on-going requirements during the qualification process. The foregoing shall not preclude Seller from implementing process changes or other manufacturing related changes so long as such changes do not materially alter the Specifications.
          5.2.2 In the event that Seller is required to change the Product Specifications pursuant to applicable law, rule, or regulation or in response to the order of a governmental authority or regulatory body, Seller shall promptly advise Purchaser in writing of any such change, as well as any scheduling adjustments which may result from such change.
          5.2.3 In addition to the changes under Section 5.2.2, Purchaser shall also have the right to request that a change be made to the Specifications at its expense and upon prior written notice to Seller. Seller shall not be required to make any such change but shall consider Purchaser’s request in good faith.
          5.2.4 In order for Purchaser to include in any Product Label or Labeling Purchaser Trademarks or similar changes indicating Purchaser as the distributor of such Product, upon Purchaser’s request, Seller shall provide Purchaser the Label artwork and text in electronic format. Purchaser shall update such artwork and text to include Purchaser Trademarks and such other similar changes as desired by Purchaser to indicate Purchaser as the distributor of such Product; provided that Seller shall not be required to accept such changes if such changes do not comply with the NDA under which the Product is to be sold and distributed and all applicable laws, rules and regulations. Purchaser shall make all necessary arrangements, at its expense, to have such changed Labels or Labeling printed and shall provide to Seller printer’s proofs for Seller’s review and approval. Except with respect to the use of Purchaser’s Trademarks and supplied artwork, Seller shall be responsible for ensuring the accuracy of all information contained on all Labels and Labeling for the Products and for the compliance of all such Labels and Labeling with the NDA under which such Products are to be sold and distributed and applicable law. In accordance with the foregoing, Seller shall, within ten (10) business days of receipt of said printer’s proofs, provide written notice to Purchaser of Seller’s approval of such proofs in the form submitted by Purchaser or with such corrections thereto as included in Seller’s notice.
     5.3 Quality Requirements. The Seller shall, and shall cause any third party manufacturer to, materially comply with the quality requirements set forth on Exhibit E attached hereto (the “Quality Requirements”), with respect to the manufacture of the Product. To the extent that any inconsistencies or conflicts exist between Exhibit E and this Agreement, the stipulations and provisions in this Agreement shall prevail.
     5.4 Trademarks.
          5.4.1 All trademarks, trade names (if needed) and packaging graphics (collectively, the “Purchaser Trademarks”) used by Purchaser in connection with the Products shall be chosen by Purchaser in its discretion. Purchaser shall be responsible for any and all liabilities which may arise from Purchaser’s use of the Purchaser Trademarks. Unless required by applicable law or regulation or unless otherwise agreed to by the parties, Purchaser shall not use a trademark, trade name, or copyright of Seller in connection with the distribution, marketing, promotion or sale of the Products; to the extent that Purchaser believes that it shall or must use a trademark, trade name or copyright of Seller, Seller shall be provided with advance notice of Purchaser’s intention to do so and Seller must consent prior to any such use by Purchaser, such consent not to be unreasonably withheld; provided, however, that Purchaser may use Seller’s trademarks, trade names and copyright as contemplated under Section 14.1 and in Purchaser’s advertising and promotional materials in order to, among other things, identify the Products as comparable to Seller’s brand version product and to identify Seller as the owner of Seller’s trademark used with its brand version product (e.g., “Oxandrolone Tablets– Compare to Oxandrin®. Oxandrin® is a registered trademark of Savient Pharmaceuticals, Inc.”). For the purpose of clarity, any use of Seller’s trademarks, trade names and/or copyright pursuant hereto shall be made only with the prior written approval of Seller as to the specific use thereby contemplated.
          5.4.2 Use of Purchaser Trademarks by Seller shall be solely for the purpose of preparing and Packaging the Products for sale to Purchaser. Purchaser hereby grants a limited license on a non-exclusive basis to Seller hereunder to use the Purchaser Trademarks in accordance with the terms of this Agreement. Any and all Products supplied hereunder are for sale only to Purchaser for distribution by Purchaser. Seller will not, at any time in any manner, represent that it has ownership in any Purchaser Trademarks and acknowledges that it has no ownership interest in any Purchaser Trademarks nor will Seller grant a sublicense to any third party to use such Purchaser Trademarks. Upon expiration or earlier termination of this Agreement, Seller will cease and desist use of any Purchaser Trademark in any way.
     5.5 Certificate of Analysis; Certificate of Compliance. Each shipment of the Products to Purchaser shall be accompanied by a certificate of analysis prepared by an authorized representative of Seller, including where applicable a third party manufacturer, confirming that the Products in the shipment have been tested and shown to be in accordance with the Specifications for such Products. Such certificates of analysis and certificates of compliance shall be substantially in the form set forth in the Quality Requirements.
     5.6 Expiry Dating. Except for Products which comprise the Existing Inventory which are addressed in Section 2.2.4, all Products shipped to Purchaser, at the time of shipment by Seller, shall have no less than [ ** ] months expiry dating remaining for the 2.5mg Product and no less than [ ** ] months expiry dating remaining for the 10mg Product. Purchaser shall notify Seller in the event a Product has [ ** ] months or less dating remaining, and within thirty (30) days of receipt of such notice Purchaser shall deduct from the next quarterly payment owing to Seller [**] percent ([**]%) of the amount actually paid to Seller for such Product. For all deliveries consisting of Existing Inventory, at the time of shipment by Seller, such Products shall have no less than [ ** ] months expiry dating remaining. At Seller’s option and sole expense, Purchaser shall (a) destroy such Product, or (b) return such Product to Seller.
     5.7 Stability Testing. Seller shall maintain a stability testing program for the Products and provide Purchaser with an annual product report thereon. In the event that any results from such program could indicate that Product would not meet its expiry date, Seller shall promptly notify Purchaser. At least one (1) batch per year of each Product (or its branded equivalent), or as otherwise required by the NDA, shall be included in the stability program.
     5.8 Annual Report. Purchaser will supply distribution information and other required information to Seller for the purposes of inclusion into the Annual Report to FDA and shall provide such information in a timely manner so as to enable Seller to file the Annual Report in accordance with applicable regulations. To the extent that Seller requests additional information from Purchaser, Purchaser agrees to reasonably cooperate with Seller.

SECTION 6
TERM
     6.1 Term. The term of this Agreement shall commence on the Effective Date and remain in effect for each Product hereunder for a period of ten (10) years from the Start Date for such Product (the “Initial Term”), unless sooner terminated as expressly provided under the terms of this Agreement. This Agreement will automatically renew for successive two-year periods following the Initial Term (each, a “Renewal Term”), unless terminated prior to the expiry of the Initial Term or any Renewal Term by either Party confirmed in writing and delivered at least twelve (12) months prior to the expiration of the Initial Term or the Renewal Term to which it relates (the Initial Term, together with any Renewal Terms, the “Term”). The distribution term for Product shall become effective as of the date upon which Seller supplies and Purchaser actually receives the Launch Quantities of Product (the “Distribution Term”) and shall remain in effect until the end of the Term unless sooner terminated as expressly provided under the terms of this Agreement.
SECTION 7
TERMINATION
     7.1 Termination for Convenience. Each of Seller or Purchaser may terminate this Agreement in its sole discretion (and without any liability to the other for such termination), with respect to any Product, at any time on or after the fourth (4th) anniversary of the Start Date of such Product upon no less than one (1) year prior written notice to the other, which prior written notice, if any, shall be delivered on or after such fourth (4th) anniversary of such Start Date.
     7.2 Breach. This Agreement may be terminated, on a Product by Product basis, prior to the expiration of the Term, by either Party by giving written notice of its intent to terminate and stating the grounds therefor if the other Party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The Party receiving the default notice shall have sixty (60) days from the date of receipt thereof to cure the breach or failure. If a breach is not curable within such sixty (60) day period (other than a failure to supply Product in accordance with the terms of this Agreement), then the non-performing Party shall have an additional sixty (60) days within which to cure such breach so long as the non-performing Party is diligently working towards a remedy for such breach. In the event such breach or failure is cured in accordance with the provisions of this Section 7.2, the default notice shall be of no effect. In the event such breach or failure is not cured in accordance with the provisions of this Section 7.2, then this Agreement shall terminate without the requirement of the non-defaulting Party providing any additional notice to the defaulting Party.
     7.3 Insolvency, Etc. This Agreement may be terminated, prior to the expiration of the Term, upon written notice by either Party: (i) in the event that the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.
     7.4 Failure to Supply. In the event that Seller supplies less than (i) [**] percent ([**]%) of the aggregate quantity of Purchaser’s for Product for any two (2) out of three (3) consecutive calendar months or (ii) [**] percent ([**]%) of the aggregate quantity of Purchaser’s for Product for any four (4) out of six (6) consecutive calendar months, then Purchaser shall have the right to terminate this Agreement immediately by providing written notice to Seller of such termination.
     7.5 Gross Margin Deficiency. If the aggregate Gross Margin in any period of three (3) consecutive months is less than [**] percent ([**]%) of the aggregate Finished Product Price during such three-month period (the amount by which the Gross Margin is less than [**] percent ([**]%) of the aggregate Purchase Price is referred to herein as the “Gross Margin Deficiency”), then either Party may thereafter terminate this Agreement with sixty (60) days prior written notice to the other Party; provided, however, that in the event such termination notice is delivered by Seller such notice shall be deemed rescinded and shall be of no force or effect if, within ten (10) business days after receipt thereof, Purchaser pays to Seller an amount in cash equal to the Gross Margin Deficiency. For avoidance of doubt, in the event that Purchaser provides notice of its intention to terminate this Agreement pursuant to this Section 7.5, Purchaser shall nonetheless remain obligated to purchase any outstanding binding order quantities.
     7.6 Other Termination. Purchaser shall have the right but not the obligation, to terminate this Agreement with respect to any Product if the Start Date for such Product does not occur on or before January 1, 2009. In the event Purchaser terminates the Agreement pursuant to this Section, Seller shall promptly refund to Purchaser the amount paid to Seller for any quantity of such Product on-hand at the time of such termination and Purchaser shall return all quantities of Product on-hand to Seller.
     7.7 Transaction Event. Notwithstanding any other term of this Agreement, if, during the Term, Purchaser enters into an agreement (an “Acquisition Agreement”) pursuant to which it becomes an affiliate of an entity that develops, manufactures, markets or sells an Equivalent Product, and provided that the primary purpose of the Acquisition Agreement was for something other than acquiring rights to an Equivalent Product, Purchaser shall have the right to terminate this Agreement with ninety (90) days’ prior written notice of such termination to the Seller. If Purchaser exercises its rights under this Section 7.7, then beginning on the effective date of such termination (the “Termination Date”), through the shorter of (a) the date that would have been the natural expiration date of the Initial Term or the then current Renewal Term but for such termination or (b) the date upon which the Agreement could have been terminated in accordance with Section 7.1 hereof (i.e. one (1) year subsequent to the provision of notice following the fourth (4th) anniversary of the Effective Date), (in either case, such period, the “Remainder Period”), Purchaser shall:
          7.7.1 where there exists two complete calendar quarters of sales of Product in accordance with this Agreement, make quarterly payments to Seller equal to [**]% of the average quarterly Gross Margin of the two calendar quarters immediately preceding the quarter in which Purchaser provided such notice of termination.
          7.7.2 in the event the Termination Date occurs prior to the completion of two (2) quarters of sales of Product in accordance with this Agreement, amounts which are the product of the following formula: (a) the average quarterly net sales of Seller’s branded version of the Product for the two (2) most recent quarters prior to the effective date of such termination, times (b) the assumption on unit substitution rate of [**] percent ([**]%), times (c) the assumption of captured market share at [**] percent ([**]%), times (d) the pricing assumption of [**] percent ([**]%) of net selling price, less (e) cost of goods sold for the average quarterly net sales of Seller’s branded version of the Product for the two (2) most recent quarters prior to the effective date of such termination, the product thereof times (f) [**] percent ([**]%);
          7.7.3 In both cases of 7.7.1 and 7.7.2 above, such amount shall be reduced by any amounts earned by or paid to Seller by a third party in connection with the sale of the Product during the Remainder Period.
The remedies set forth in this Section 7.7 set forth Seller’s sole and exclusive remedy in the event Purchaser enters into an Acquisition Agreement.
     7.8 Intervening Equivalent Product Launch. In the event that an Equivalent Product becomes commercially available, where such Equivalent Product is manufactured and sold by unaffiliated third party or parties, prior to the receipt by Purchaser of the Launch Quantity of Product, then Seller shall have the right to terminate this Agreement immediately upon the provision of written notice to Purchaser; provided, however, that Seller shall promptly reimburse Purchaser for any (i) payments made to Seller by Purchaser prior to such termination and (ii) reasonable out-of-pocket costs incurred by Purchaser as a result of such termination.
     7.9 Effect of Termination.
          7.9.1 Subject to Section 7.9.3, upon expiration or termination of this Agreement, Seller shall manufacture and ship, and Purchaser shall purchase from Seller in accordance with the terms and conditions of this Agreement, any and all amounts of Products ordered by Purchaser hereunder prior to the effective date of such expiration or termination.
          7.9.2 Termination of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of either Party prior to such termination and shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 7.2 above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms of Sections 15, 16 and 17.
          7.9.3 In the event that Purchaser terminates this Agreement pursuant to Section 7.2 for Seller’s failure to cure a material breach of this Agreement, Purchaser shall not be obligated to accept shipments of Product regardless of whether such Products were manufactured pursuant to Firm Orders submitted by Purchaser. In the event that Seller terminates this Agreement pursuant to Section 7.2 for Purchaser’s failure to cure a material breach of this Agreement, Seller shall have the right to cease the manufacture Product and cancel all shipments of Product to Purchaser regardless of whether such Products were manufactured pursuant to Firm Orders submitted by Purchaser.
          7.9.4 For a period of five (5) years from the date of any termination or expiration of the Agreement Purchaser shall, initially no later than sixty (60) days after the six-month anniversary of the end of the calendar quarter within which the Agreement terminated or expired, and quarterly thereafter, prepare and deliver to Seller a reasonably detailed report (each, a “Gross Margin Report”), of the cumulative Gross Margin from the Effective Date through the end of the period covered by the Gross Margin Report which reconciles (i) previously estimated amounts of Gross Margin with (ii) actual experience for the period covered by the Gross Margin Report (the difference, if any, the “Reconciled Amount”). If the Gross Margin Report shows a positive adjustment to Gross Margin Purchaser shall pay to Seller [**] percent ([**]%) of the Reconciled Amount within fifteen (15) days of Seller’s receipt of the Gross Margin Report. If the Gross Margin Report shows a negative adjustment to Gross Margin Seller shall pay to Purchaser [**] percent ([**]%) of the Reconciled Amount within fifteen (15) days of Seller’s receipt of the Gross Margin Report.
     7.10 Survival. Sections 1, 3.4, 3.5, 5.7, 7.9, 7.10, 13, 15, 16, 17 and 18 as well as any other provision which by its clear language is intended to survive, shall survive the expiration or earlier termination of this Agreement in accordance with the respective terms thereof.
SECTION 8
DELIVERY; INVENTORY
     8.1 Delivery. All charges for in-process storage, Packaging and bar coding are included in the Purchase Price unless otherwise agreed to by the parties. Seller shall not be responsible for warehousing finished goods for Purchaser and Seller shall ship all finished goods to Purchaser FCA (Incoterms 2000) Seller’s premises. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment’s destination. Deliveries of Products shall be made in accordance with the delivery schedule set forth in the purchase orders provided in compliance with Section 4.2. For the avoidance of doubt, Seller shall not make deliveries of Products in advance of the delivery schedule set forth in such purchase orders without the prior written approval of Purchaser.
     8.2 Shipment. The risk of loss with respect to Products shall be with Purchaser in accordance with the relevant provisions associated with the FCA (Incoterms 2000) delivery terms. Seller will pack all Products ordered hereunder in a manner suitable for shipment and sufficient to enable the Products to withstand the effects of shipping, including handling during loading and unloading. Purchaser shall use its Commercially Reasonable Efforts to notify Seller within one (1) business day of Purchaser’s discovery of any lost or stolen goods to facilitate Seller’s notification of the FDA.
SECTION 9
DEFECTIVE PRODUCTS
     9.1 Rejection and Cure. If a shipment of Product or any portion thereof has a Patent Defect or Latent Defect, then Purchaser shall have the right to reject such nonconforming shipment of Product or the nonconforming portion thereof, as the case may be, in accordance with the following:
          9.1.1 Purchaser shall give written notice to Seller of its rejection hereunder, within thirty (30) days after Purchaser’s receipt of shipment of any Product containing a Patent Defect, specifying the grounds for such rejection. After receipt of such notice from Purchaser, Seller shall be permitted to analyze any Product rejected by Purchaser for nonconformity, and to present its findings with respect to such Product to Purchaser. If the parties cannot agree on whether the Product in question is nonconforming, an independent laboratory, reasonably acceptable to both parties and at a cost equally shared by both parties, shall analyze both Purchaser’s and Seller’s samples of Product in question, and the definitive results of such laboratory shall be binding. If the shipment of Product in question is determined to be nonconforming, such nonconforming Product shall be held for Seller’s disposition, or shall be returned to Seller, in each case at Seller’s expense, as directed by Seller. Seller shall use its Commercially Reasonable Efforts to replace each nonconforming shipment of Product, or the nonconforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within thirty (30) days after receipt of notice of rejection thereof. If and to the extent that the nominated independent laboratory determines that the rejected Product is conforming, and to the extent that Seller has replaced such rejected Product with additional Product, then Purchaser shall be responsible for the Delivery Price for both the allegedly nonconforming Product and for the replacement Product.
          9.1.2 As soon as either Party becomes aware of a Latent Defect in any Product lot, it shall immediately notify the other Party and the batch involved, at Purchaser’s election, shall be deemed rejected as of the date of such notice. Seller shall refund all moneys paid for the shipment of Product involved and shall reimburse Purchaser for its costs of accepting returns from its customers and shall be responsible for all costs reasonably incurred by Purchaser in recalling Product that have Latent Defects.
SECTION 10
REGULATORY MATTERS
     10.1 Reporting; Etc. Purchaser shall have the responsibility in the Territory for complying with all regulatory filings, reporting requirements and other matters which relate solely to Purchaser’s acting as a distributor of the Product in the Territory. All other regulatory reporting matters (including adverse event and Product complaint reporting) shall be Seller’s responsibility. Each of Seller and Purchaser shall notify the other of receipt of any report(s) of adverse events or product complaints pursuant to Exhibit C. Exhibit C sets forth additional details with respect to the handling of adverse event reporting.
     10.2 FDA Communications. Purchaser and Seller agree to promptly notify the other Party in the event they receive any communication or notice from the FDA with respect to the Products, and each Party shall promptly provide a copy of such communications to the other. The parties shall cooperate in good faith in responding to any such FDA inquiry or in making any report to the FDA with respect to the Products, but in all cases Seller shall have final authority for regulatory decisions concerning the Products and responsibility for all communications with the FDA. Notwithstanding the foregoing, to the extent any such communication or decision relates solely to the Products (and not Seller’s branded version of the Products), then Seller shall not make such communication or decision without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed.
     10.3 Audits. Purchaser shall have the right, at Purchaser’s sole expense, to audit Seller, during normal business hours, upon written notice to Seller in accordance with the terms of the Quality Requirements set forth in Exhibit E hereto, and Seller’s facilities and documents, which relate to the manufacture, processing, Packaging, testing or storage of a Product. Purchaser shall have the right to conduct such audit no more than one (1) time per calendar year; provided, however, that in the event Purchaser has identified any substantive, material quality issue, then Purchaser shall be entitled to such reasonable number of additional follow-up audits as may be needed to confirm the steps taken to rectify such issue. In no event shall an audit of a particular facility exceed two (2) days in duration or involve more than three (3) representatives of Purchaser unless mutually agreed in writing by the parties. Such inspections and audits hereunder shall be carried out in a manner that does not unreasonably interfere with the normal conduct of business. Any such representatives shall be reasonably qualified in terms of auditing skill to conduct audits and shall comply with Seller’s normal company policies and with security and safety regulations. Any third party representatives conducting such audits shall execute a written agreement to maintain in confidence all information obtained during the course of any such audit except for disclosure to Purchaser. In addition, Seller shall audit any unaffiliated third party manufacturer for compliance on a periodic schedule and to the extent permitted pursuant to the terms of any agreement between Seller and such unaffiliated third party manufacturer, shall promptly provide Purchaser a copy of such audit report. Seller shall use best efforts to obtain the consent of any third party manufacturer for Purchaser to participate in, or to conduct on its own, audits as contemplated in this section. Notwithstanding the foregoing, any failure by Seller to obtain such third party consent shall not be considered a breach of this Agreement.
     10.4 Audit Feedback. Within thirty (30) days of completing any audit hereunder, Purchaser shall submit to Seller (and the third party manufacturer, if applicable) a written report outlining its findings and/or observations from any such audit. If deficiencies are discovered during an audit that could, in Purchaser’s opinion, prevent Seller or the third party manufacturer from satisfying the requirements of cGMP, and Seller or the third party manufacturer in good faith disputes the observations or conclusions of Purchaser, then the Parties shall promptly enter into good faith discussions to resolve their differences. If the Parties fail to resolve their differences within thirty (30) days after receipt of the audit report, then the parties shall resolve their differences in accordance with Section 17.1 hereto; provided, however, that Purchaser shall not be prohibited from taking any action applicable to Purchaser that it is required to take under applicable law. If Seller (or the third party manufacturer, as the case may be) does not dispute the observations made during any audit it shall use its Commercially Reasonable Efforts to correct those deficiencies at its own cost, and shall notify Purchaser in writing when those deficiencies are corrected.
     10.5 Recalls. Seller and Purchaser each shall notify the other promptly if any batch of Product purchased by Purchaser pursuant to this Agreement is the subject of a recall or market withdrawal, and the Parties shall cooperate in the handling and disposition of such recall or market withdrawal; provided, however, in the event of a disagreement as to any matters related to such recall or market withdrawal, other than the determination of who shall bear the costs as set forth below, Seller shall have the final authority with respect to any Product recall. Notwithstanding the foregoing, Purchaser shall not be restricted from taking any action which Purchaser believes in good faith after consultation with its legal counsel is required by law or regulation; provided, however, that nothing in this section shall relieve Purchaser from any liability associated with a Purchaser initiated voluntary recall of Product that is subsequently determined, in accordance with the provisions of Section 17.2, to have been in error. Purchaser shall bear the cost of all recall or market withdrawals of Product purchased by Purchaser pursuant to this Agreement unless such recall or market withdrawal shall have been the result of (i) Seller’s failure to manufacture, Package or Label the Product in accordance with the requirements of this Agreement, or the failure of the Product to meet the Specifications, or (ii) Seller’s breach of any of its obligations or warranties set forth in this Agreement, in which case Seller shall bear the cost of such recall or market withdrawal. Purchaser shall maintain records of all sales of Product and customers sufficient to adequately administer a recall or market withdrawal for the longer of three (3) years after the date of the last sale of the Product by Purchaser or the period required by applicable law. Purchaser shall, in all events and regardless of who bears the cost, be responsible for administrating the physical aspects of any recalls or market withdrawals with respect to the Products. For the avoidance of doubt, Product returns relating to a recall or market withdrawal will be deducted from Net Sales.

     10.6 Batch Records. Batch records, including information relating to the manufacturing, Packaging, and quality control testing and analysis for each lot of finished Product produced hereunder, will be prepared in accordance with Seller’s standard operating procedures. Batch records and all other records relating to production hereunder shall be retained by Seller for such period of time as is required under applicable rules and regulations of the FDA. In the event (i) Seller receives a regulatory letter or comments from any federal agency in connection with its manufacture of the Product or the facility where the Product is manufactured requiring a response or action by Seller, or the third party manufacturer, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” or (ii) any batch of Product purchased by Purchaser pursuant to this Agreement is the subject of a recall or market withdrawal (each of (i) and (ii) a “For Cause Incident”), promptly following Purchaser’s prior written request therefore, Seller make available to Purchaser, at Seller’s premises during business hours, a complete copy of an executed batch record for each SKU of Product associated with such For Cause Incident. Additionally, Seller shall, upon Purchaser’s written request in connection with any Audit, and to the extent applicable, make available for review by Purchaser during the course of such Audit, updates to the process validation report and equipment cleaning validation for each Product. All records made available to Purchaser hereunder shall be considered highly confidential materials of Seller and may not be used by Purchaser for any purpose other than the furtherance of the purposes of this Agreement.
     10.7 Adverse Events. The parties respective obligations with respect to Product adverse event reporting are set forth in Exhibit C attached hereto.
     10.8 Medical Information Inquiries. All requests for medical information for Product will be directed back to the Seller for follow up. After the Effective Date, the Medical Affairs groups of Purchaser and Seller shall discuss and agree upon procedures for the handling and transfer of the inquiries.
     10.9 Labeling and Packaging. The parties’ respective responsibilities with respect to Labeling and Packaging are set forth on Exhibit F attached hereto.
     10.10 Inspections.
          10.10.1 In the event Seller’s, or a third party manufacturer’s, manufacturing, packaging, testing or storage facility producing the Products hereunder is inspected by representatives of any federal agency in connection with Seller’s, or a third party manufacturer’s, manufacture, packaging, testing or storage of a Product, Seller shall notify Purchaser promptly upon learning of such inspection, and shall promptly supply Purchaser with copies of any correspondence or portions of correspondence which relate to such Product or the facility where such Product is manufactured; provided, however, that Seller shall not be obligated to provide any documents which would violate any agreement existing between Seller and any third party manufacturer. In the event Seller, or a third party manufacturer, receives any regulatory letter or comments from any federal agency in connection with its manufacture of the Product or the facility where the Product is manufactured requiring a response or action by Seller, or the third party manufacturer, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” (a) Seller shall promptly provide Purchaser with a copy of such regulatory letter or comments, and (b) Purchaser will provide Seller with any data or information reasonably required by Seller in preparing any response relating to Seller’s manufacture of the Product, and Purchaser will cooperate with Seller in preparing such response, and Seller will promptly provide Purchaser with a copy of any such response; provided, however, that Seller shall not be obligated to provide any documents which would violate any agreement existing between Seller and any third party manufacturer.

          10.10.2 In the event Purchaser is inspected or receives a regulatory letter or comments from any federal agency in connection to the distribution of the Products, Purchaser shall promptly notify Seller upon learning of such inspection or receiving such documentation. Seller may participate in that portion of such inspection relating to such Product (and shall be required to participate if reasonably requested by Purchaser). If either Seller or Purchaser requests Seller to participate as described above, Seller and Purchaser shall mutually agree on the response with respect to such Product and Purchaser shall be responsible for submitting any such responses to the regulatory authorities. Seller will promptly provide Purchaser with all data or information reasonably required by Purchaser in preparing for any such inspection or any response relating to the Products, and Purchaser will promptly provide Seller with a copy of any such response.
     10.11 Cooperation. Seller shall provide reasonable assistance to Purchaser in its preparation and filing with appropriate regulatory agencies (both federal and state agencies related to reimbursement and health care insurance) of filings required for the marketing, Labeling (if applicable), Packaging (if applicable) and distribution of the Products in the Territory by Purchaser. Seller and Purchaser shall work together in good faith to develop such necessary regulatory strategies which may be required for purposes of this Agreement, and to allow the Products to be listed on applicable formularies and other drug listings as reasonably requested by Purchaser, and making any applicable filings or registrations to allow the Products to be included on such formularies or listings, including, without limitation, Medicare and Medicaid. In addition, Seller shall promptly provide to Purchaser copies (in electronic format if available) of those materials which Seller currently uses to respond to inquiries regarding the Products from consumers and health care professionals.
SECTION 11
FORCE MAJEURE
     11.1 Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder (except for any financial payments due hereunder) due to any cause which is beyond the non-performing Party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; court injunction or other court order; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Except as set forth below, such non-performance will be excused for as long as such Force Majeure event shall be continuing, provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. In the event such Force Majeure Event continues unabated for a period of ninety (90) days or longer, then the Party which is not subject to such Force Majeure Event may terminate this Agreement in its entirety or with respect to the Products affected by the Force Majeure Event upon thirty (30) days prior written notice to the other Party.
SECTION 12
INSURANCE
     12.1 Insurance. Each Party agrees to procure and maintain in full force and effect during the Term and for a period of three (3) years thereafter, at its sole cost and expense Products Liability, General Liability and Property Damage insurance with a combined single limit of not less than $10,000,000 per occurrence and $20,000,000 in the aggregate annually, which insurance shall name the other Party as an additional insured. Each Party shall, on request, provide to the other Party copies of a certificate of coverage or other written evidence reasonably satisfactory to such Party of such insurance coverage. Either Party may substitute a program of self-insurance for all or part of the third party insurance required hereunder.
SECTION 13
CONFIDENTIALITY
     13.1 Confidentiality. As used herein, “Confidential Information” shall include all confidential or proprietary information given to one Party by the other Party, or otherwise acquired by such Party in its performance of this Agreement, relating to such other Party or any of its Affiliates, including information regarding any of the products of such other Party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither Party shall use or disclose to third parties any Confidential Information of the other (except to comply with its obligations under this Agreement) and each Party shall insure that its and its Affiliates’ employees, officers, representatives and agents shall not use or disclose to third parties any Confidential Information and upon the termination of this Agreement shall return to the other or destroy all Confidential Information in written form, provided, however, that such Party may retain one (1) copy of such Confidential Information to ensure compliance with the terms of this Agreement. Confidential Information shall not include information that (i) was already known to receiving Party at the time of its receipt thereof or is independently developed by receiving Party, as evidenced by its written records, (ii) is disclosed to receiving Party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of receiving Party or (iv) is independently developed by a Party as evidenced by contemporaneous written documentation. The obligations of confidentiality set out above shall survive termination or expiration of this Agreement for a period of three (3) years.
SECTION 14
PUBLIC ANNOUNCEMENTS
     14.1 Public Announcements. Neither Party shall make any publicity releases concerning the terms of this Agreement without the prior written approval of the other Party, which approval shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, (a) the parties agree that the form of the Press Release, attached hereto as Exhibit G, shall be published on the Start Date, (b) either Party may publish and republish, in whole or in part, any publicity release and/or make any statement to communication media, financial analysts or others that is the same or substantially similar to a publicity release or statement that has been previously approved by the other Party in accordance with the terms hereof, without obtaining the prior approval of such other Party, and (c) either Party may upon notice to the other make any disclosure in filings with regulatory agencies or exchanges or as required by law or applicable court order; provided that the other Party shall have the opportunity to consult on such disclosures and filings.

SECTION 15
REPRESENTATIONS AND WARRANTIES
          15.1 Seller Warranties. Seller represents and warrants to Purchaser as follows:
          15.1.1 all Product supplied in connection with this Agreement shall be manufactured and provided in accordance and conformity with the Specifications and at time of delivery will be free from material defects in materials and workmanship;
          15.1.2 all Labeling shall be performed so that the Product shall not be misbranded under any applicable laws, rules and regulations.
          15.1.3 it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Products being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices);
          15.1.4 to the best of Seller’s knowledge, the manufacture of the Products by Seller does not infringe any patent of any third party or constitute a misappropriation of the trade secrets or other intellectual property rights of any third party; and
          15.1.5 to the best of Seller’s knowledge, neither Seller nor its Affiliates or their employees have ever been (i) convicted of a crime for which a person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320-7 or (ii) sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal health care program, including Medicare and Medicaid or in federal procurement or non-procurement programs.
     15.2 Purchaser Warranties. Purchaser represents and warrants to Seller as follows:
          15.2.1 Purchaser shall discharge its obligations pursuant to this Agreement in accordance with all applicable laws, rules and regulations;
          15.2.2 Purchaser is the owner of all Purchaser Trademarks and has the right to license to Seller the Purchaser Trademarks for use in accordance with the terms of this Agreement;
          15.2.3 Purchaser shall avoid misleading or deceptive marketing practices in its distribution, marketing, promotion or sale of the Products hereunder;
          15.2.4 Purchaser shall use Commercially Reasonable Efforts to actively promote the distribution and sale of the Product within the Territory so as to maximize Net Sales therein; and
          15.2.5 Purchase shall maintain the Product, pending sale to its customers, in a facility that is properly equipped (including temperature and humidity control) to store such Product.
     15.3 Execution and Performance of Agreement. Seller and Purchaser each represents to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Seller and Purchaser each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such Party or any of its Affiliates is a Party or by which it is bound.

     15.4 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE.
SECTION 16
INDEMNIFICATION
     16.1 Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser (and its Affiliates) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) that may be sustained, suffered or incurred by Purchaser (or its Affiliates), that result or arise in connection with (i) any actual or alleged death or bodily injury to any individual arising out of the use of the Product sold by Purchaser, including any claim based on failure to warn, design defect, product defect, strict liability in tort, or otherwise, (ii) the breach by Seller of any warranty, representation, covenant or agreement made by Seller in this Agreement, (iii) the design, manufacture, Labeling, Packaging or supply of the Products by Seller or its Affiliates hereunder, or (iv) the (negligent or intentional misconduct of Seller or, to the extent related to any action of an Affiliate in connection with this Agreement, its Affiliates; but excluding in each case above those matters for which Purchaser is obligated to indemnify Seller pursuant to Section 16.2 and except to the extent that any such Damages are a result of the negligent or intentional actions or omissions on the part of Purchaser.
     16.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller (and its Affiliates) from and against any and all Damages, that may be sustained, suffered or incurred by Seller (or its Affiliates) that result or arise in connection with (i) the breach by Purchaser of any warranty, representation, covenant or agreement made by Purchaser in this Agreement or (ii) the distribution, marketing, or sale of the Products by Purchaser following the Seller’s delivery of the Products to Purchaser, or (iii) the negligent or intentional misconduct of Purchaser, or to the extent related to any action of an Affiliate in connection with this Agreement, its Affiliates, but excluding in each case above those matters for which Seller is obligated to indemnify Purchaser pursuant to Section 16.1 and except to the extent that any such Damages are a result of the negligent or intentional actions or omissions on the part of Seller.
     16.3 Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Section 16. The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, such consent not to be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified

Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.
SECTION 17
DISPUTE RESOLUTION
     17.1 Executive Resolution. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, the parties agree that before submitting such dispute to arbitration as set forth in Section 17.2 below, the Presidents (or a designee of senior management level) of each Party shall, for a period of thirty (30) days after such dispute is formally submitted to either of such Presidents in writing, attempt in good faith to negotiate a resolution of the dispute. The foregoing shall not be interpreted to preclude either Party from seeking and obtaining from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute.
     17.2 Arbitration. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. The arbitration hearing shall be held in the English language in New York, NY (U.S.) in accordance with the substantive law of the State of New York (without reference to New York’s choice of law rules) and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any arbitrator selected shall have reasonable experience as an arbitrator of disputes between entities in the pharmaceutical industry. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. The prevailing Party in the arbitration shall be entitled to reimbursement of its reasonable attorneys’ fees, and the parties shall use all reasonable efforts to keep arbitration costs to a minimum. The relevant cure periods for breach under this Agreement shall toll while either Party pursues in good faith a resolution to a dispute under this Section 17.2.
SECTION 18
MISCELLANEOUS
     18.1 Relationship of the Parties. The relationship of Purchaser and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
     18.2 Third Party Rights. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other person.
     18.3 Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement (including the Exhibits hereto), incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the Exhibits hereto (i) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersede all previous understandings, agreements and representations between the parties, written or oral. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
     18.4 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
     18.5 Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, five business days after deposit in the mail, and shall be addressed:

If to Seller:	Watson Pharma, Inc.
360 Mount Kemble Avenue
Morristown, NJ, 07962
Attention: President and Chief Operating Officer
Telephone: (973) 355-8550
Fax: (973) 355-8580

With a copy to:	Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 92880-2882
Attention: General Counsel
Telephone: (951) 493-5925
Fax: (951) 493-5821

If to Seller:	Savient Pharmaceuticals, Inc.
One Tower Center
Fourteenth Floor
East Brunswick, New Jersey 08816
Attention: President
Telephone: (732) 418-4705
Fax: (732) 418-3687

With a copy to:	Savient Pharmaceuticals, Inc.
Attn: General Counsel
One Tower Center, 14th Floor
East Brunswick, NJ 08816
or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.
     18.6 Failure to Exercise. The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such

Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.
     18.7 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, such consent not to be unreasonably withheld, except that either Party may assign its rights and/or obligations hereunder to (i) any of its Affiliates, or (ii) any party or entity which acquires substantially all of the business or assets of such Party to which this Agreement relates if such Party guarantees the performance of the acquiring party and the acquiring party expressly assumes the assigning Party’s obligations hereunder.
     18.8 Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect pursuant to a final, non-appealable decision in accordance with the dispute resolution provisions set forth in Section 17, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is so held to be invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18.10 Expenses. Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.
     18.11 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of law provisions or principles.
     18.12 Limitation of Liability. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 16.1 AND 16.2, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), ARISING UNDER THIS AGREEMENT OR CONCERNING ANY PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, COSTS OR EXPENSES.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

WATSON PHARMA, INC.
By:	/s/ Andrew S. Boyer
	Name:	Andrew S. Boyer
	Title:	VP Sales and Marketing

SAVIENT PHARMACEUTICALS, INC.
By:	/s/ Christopher Clement
	Name:	Christopher Clement
	Title:	President & CEO

LIST OF EXHIBITS

A. Product, Specifications and Packaging

B. Initial Finished Product Prices

C. Adverse Event Reporting Procedures

D. Initial Purchase Order Forecast

E. Quality Requirements

F. Form of Press Release

EXHIBIT A
Product, Specifications and Packaging
Oxandrolone Tablets USP, 2.5mg and 10.0 mg tablets (the “Product”)
[**]

A-1

EXHIBIT B
Finished Product Prices
     The initial Finished Product Price with respect to the launch quantities of each Product shall be as provided below:

NDC	Description	Finished Product Price
[**]	2.5 mg (100) ct	$[**]/bottle
[**]	10.0 mg (60) ct	$[**]/bottle

B-1

EXHIBIT C
Adverse Event Reporting Procedures
ADVERSE EVENT PROCEDURES
These procedures are intended to satisfy regulatory requirements for standard written procedures for Adverse Event (AE) reporting and for the establishment of explicit procedures and detailed agreements with commercial partners with respect to compliance with AE Reporting Requirements for the Product. These procedures may be amended by the parties at any time, by mutual written agreement, to ensure that they comply with applicable laws and regulations in the countries in which the Product is marketed. These procedures shall not be construed to restrict Purchaser’s ability to take action that it deems to be appropriate or required of it under applicable law or regulations.
The parties’ drug safety groups will discuss and agree to any necessary changes or additions to the arrangements below.
Definitions:
Definitions are in accordance with FDA guidelines.
Source Document — For reports taken by phone, the documentation made at the time the information is collected; for written reports, the documentation completed by the reporter or designee. For both, it includes any additional material pertaining to the report obtained subsequently.
Procedures/Regulatory Responsibilities:
Seller has obligations for processing and reporting adverse events to the relevant regulatory authorities, including reporting of expedited adverse event reports. In addition, Seller has obligations for the preparation and submission of periodic reports to FDA. Responsibility for evaluation of adverse events and signal detection are to be with Seller.
Seller will provide a copy of the periodic report for the Product to Purchaser.
Individual Adverse Events:
     Purchaser shall notify Seller by facsimile or overnight mail within such time of first learning of an adverse event so as to allow Seller to comply with all reporting requirements pursuant to law. Where the notification is made via facsimile, Seller shall confirm receipt by return fax to Purchaser. If an acknowledgment of the adverse event report is not received from Seller, the report will be re-sent within 48 hours, and marked as re-sent.
     Purchaser will forward all original source documents relating to such adverse events to Seller via overnight mail.
     Seller retains responsibility for assessing seriousness and expectedness of the adverse event.

C-1

Seller is responsible for any additional follow-up regarding the adverse event. If, however, Purchaser receives additional information regarding the adverse event, the information will be forwarded to Seller as per the above timeframes.
Seller has responsibility for evaluating adverse events to determine the need for a quality investigation.
Contact Information:
Seller contact information (to be updated as necessary):
Savient Pharmaceuticals, Inc.
ATTN: Medical Director/ Adverse Event Reports
One Tower Center
Fourteen Floor
East Brunswick, New Jersey 08816
Phone: 732-418-4756
Facsimile: 732-418-9417
Purchaser’s contact information (to be updated as necessary):
Watson Laboratories, Inc.
ATTN: Drug Safety — Adverse Events
311 Bonnie Circle
Corona, CA 92880
Facsimile: (951) 493-5825 or (951) 493-5815
Phone: (951) 493-4399
SOPs and Training:
Both companies will have SOPs relating to the handling of adverse events, specifically, with regard to each company’s respective responsibilities as per this agreement. Personnel handling adverse events will be appropriately trained.

C-2

EXHIBIT D
Initial Purchase Order Forecast

Prior to
	Str.	Size	Launch	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11	M12

[**]
Forecast			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
WATSON (Sales)			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Savient (Supply)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Inventory Level			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Weeks in DC Inventory			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]
Forecast			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
WATSON (Sales)			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Savient (Supply)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Inventory Level			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Weeks in DC Inventory			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

	M13	M14	M15	M16	M17	M18	M19	M20	M21	M22	M23	M24

[**]
Forecast	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
WATSON (Sales)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Savient (Supply)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Inventory Level	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Weeks in DC Inventory	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]
Forecast	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
WATSON (Sales)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Savient (Supply)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Inventory Level	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Weeks in DC Inventory	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

D-1

EXHIBIT E
Quality Requirements
1.0 QUALITY REQUIREMENTS & DEFINITION
These Quality Requirements define the operating procedures to be followed when Products are manufactured for Purchaser, either at Seller’s facility or a designated third party manufacturer, to ensure compliance with cGMPs and other regulatory requirements. Seller will use Commercially Reasonable Efforts to assure compliance of the contract manufacturer to these requirements. In the event of conflict between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall prevail.
1.1 Definition
Terms not defined shall have the meanings set forth in the Agreement including Section 1 thereof.
“Critical Defect” shall mean problems in plant, systems or materials which can affect the quality, safety, purity or efficacy of products or can lead to health threatening conditions in finished pharmaceutical products.
2.0 PRODUCT
The Product covered by these Quality Requirements is specified in Exhibit A of the Agreement.
3.0 MANUFACTURE
3.1 Premises
          3.1.1 The premises and equipment used for manufacture must be in compliance with cGMPs, current regulatory requirements, and in accordance with the documentation approved by the FDA.
3.2 GMP Regulations
The GMPs regulations to be applied are the United States GMPs listed in Title 21 Code of Federal Regulations (“CFR”) Parts 210 and 211 and associated Compliance Guidances.
3.3 Materials
          3.3.1 Materials Procured by Seller. Seller is responsible for ensuring that all materials procured for use in the Products are in full compliance with the registered specifications.
3.4 Manufacturing/Packaging/Labeling Documentation
          3.4.1 As referred to in accordance with Section 10 of the Agreement.

          3.4.2 In addition, Seller will maintain original manufacturing and packaging documentation according to record retention procedure consistent with the FDA requirements.
3.5 Methods
          3.5.1 The Products must be manufactured as specified in the approved NDA. Seller shall advise Purchaser of any material changes to the manufacturing specifications contained in the approved NDA within a reasonable amount of time after becoming aware that any such material changes are required pursuant to any applicable law, rule or regulation.
3.6 Batch Numbering. Seller’s batch numbering system will be used for numbering each batch of each of the Products made for sale in the Territory. This identification will appear on all documents relating to the particular batch of the Products. To the extent commercially practicable, the code for batch numbering identification will be supplied to Purchaser.
3.7 Expiration Dating. The expiration date shall be established from stability data for the Products. Seller will allocate the Date of Manufacture in accordance with Seller’s internal procedures.
3.8 Reworking. Any reworking of the Products shall not be permitted without the consent of Purchaser, such consent not to be unreasonably withheld.
3.9 Manufacturing and Equipment Data. Seller is responsible for keeping records of equipment usage, raw materials batch numbers and certification, in process results and parameters, and previous Products used in equipment if non-dedicated equipment is used.
4.0 QUALITY ASSURANCE
4.1 Testing
          4.1.1 Raw materials and packaging components. Seller will ensure that all materials and components used are in compliance according to the approved NDA.
          4.1.2 In-process testing. Seller is responsible for ensuring that all required in-process testing is carried out and documented.
          4.1.3 Finished Product. Seller will test all batches of each of the Products to the Product Specifications and methods according to the approved NDA.
4.2 Release Procedures
          4.2.1 Finished Products. Seller is responsible for ensuring and certifying that the Products has been made in accordance with the applicable NDA by reviewing all manufacturing and control information.
          4.2.2 Certificate of Analysis and Certificate of Compliance. Seller will produce a Certificate of Analysis (C of A) confirming that the Products have been tested, and meet the registered specifications. Test specifications and test results must be included for each test in accordance with Exhibit A of the Agreement. Seller will also provide a Certificate of Compliance (C of C) stating the Products has been manufactured in accordance with the approved batch record and list all deviations and investigations related to the lot. The C of A and C of C may be combined into a single document provided all required information is contained therein. This document shall accompany each batch shipped from Seller.
          4.2.3 Products Acceptance. Purchaser will inspect each delivery of Products from Seller prior to Purchaser’s release for distribution. Purchaser will notify Seller in writing of any defects. Purchaser transfer of Products into inventory shall deem Products acceptance by Purchaser.
          4.2.4 Release to the Market. The Quality Assurance Department of Purchaser will release the Products for distribution on the document package provided by Seller and Purchaser’s product release procedures.
4.3 Products Refusal
          4.3.1 As referred to in Section 9 of the Agreement.
4.4 Documentation
          4.4.1 Validation batches. Seller is responsible for generating a validation package that includes: (1) the validation protocol, (2) full batch document packages, (3) all validation data and (4) validation report for all Validation batches of the Products manufactured. In the event of a “For Cause Incident,” following prior written request, Purchaser shall have the right to review the protocols and reports at Seller’s premises during business hours.
          4.4.2 Requests for full documentation. Seller commits to providing a full document package within three (3) business days if requested by Purchaser for any of the Products where such request relates to substantiated and reasonable quality concerns, any regulatory reasons (e.g., batch recall) or audit report which discloses a material defect in the Product.
4.5 Retained Samples
          4.5.1 Raw Materials. Seller will retain sufficient samples of the raw materials, active materials and excipients used in the manufacture of the Product in accordance with cGMP regulations.
          4.5.2 Finished Product. Seller will retain, at minimum, sufficient samples of the Products, to carry out such tests as are required by cGMP regulations.
4.6 Stability
          4.6.1 Seller is responsible for maintaining a stability-testing program for the Products and will provide a stability report to Purchaser annually. Any problem, which arises as a result of this program once confirmed, will be promptly notified to Purchaser’s Quality Assurance. A minimum of one batch per year of the Products shall be included in the Seller stability program. The parties specifically agree that Seller may utilize stability data generated from the branded version of the Products and that such data shall be accepted by Purchaser for the purposes contemplated herein.
          4.6.2 In the event the Agreement is terminated, Seller will continue to generate stability data to support the acceptability of the Product until all Product distributed by Purchaser has reached the end of its shelf-life.
4.7 Regulatory Inspections
          4.7.1 In addition to the inspection rights and co-operative efforts contemplated within the Agreement, Seller will inform Purchaser of any Regulatory Inspections which involve the Products in accordance with Section 10 of the Agreement.
4.8 Audit
          4.8.1 To be conducted in accordance with Sections 10.3 and 10.4 of the Agreement
4.9 Corrective Actions from Audits
          4.9.1 Critical defects (Substantial GMPs deficiency). In the event any Critical Defects are observed during audits by Purchaser or regulatory authorities, no further deliveries of Products may be delivered to Purchaser until corrective actions have been completed to Purchaser’s satisfaction, as reasonably determined by Purchaser.
          4.9.2 Other defects. In the case of other defects (minor cGMPs issues) observed during audits by Purchaser or regulatory authorities, a reasonably satisfactory corrective action program must be in place. Purchaser shall reasonably agree with the program before further deliveries of Products to Purchaser may be made; however, approval of any corrective action or corrective action program by a regulatory authority with jurisdiction shall be conclusive evidence as to such corrective action/program’s acceptability.
4.10 Recalls/Product Complaints/Field Alerts
          4.10.1 Recalls. Seller is responsible to notify Purchaser promptly of any issues that could result in a Recall in accordance with Section 10.5 of the Agreement.
          4.10.2 Product Complaints. Purchaser will forward the complaint to Seller within five (5) calendar days from the date received by Purchaser’s Corporate Quality Complaint Operations. Seller will initiate an investigation according to its standard operating procedures. A written report of the investigation shall be sent to Purchaser Corporate Compliant operation within thirty (30) calendar days of the resolution of the forwarded complaint. Purchaser shall respond directly to all complainants. Should either party receive follow-up information from a complainant with respect to an ongoing or previous complaint investigation such information will be promptly reported to the other party.

          4.10.3 Field Alerts. Product issues arising from stability data or other manufacturing issues that meet Field Alert Report criteria, once confirmation is received that such criteria is met, will be promptly communicated to Purchaser. Purchaser and Seller will jointly evaluate and prepare reports for filing by Seller, as required by law.
4.11 Change Control and Deviations
          4.11.1 Change Control. Seller will comply with cGMPs in its change control procedures. Seller shall notify Purchaser in writing of any material change to source of Active Pharmaceutical Ingredient, equipment used in manufacturing, primary packaging material, Product Specifications, manufacturing process, or any other change that affects the registration status. Seller shall assure Purchaser of supply of the Products during such time as may be required to amend its NDA for such changes.
          4.11.2 Deviations. Seller will record any unplanned deviations from the manufacturing process and/or testing of the Products in the batch/testing records and clearly notify Purchaser in writing of any and all deviations from the Quality Requirements for each batch; the notifications contemplated herein may be provided in the form of the Certificate of Compliance.
4.12 Failures Investigation
          4.12.1 Seller is responsible for investigating any test result or in-process test that fails to meet specification. Where appropriate, each investigation must give rise to a corrective action, which must be reviewed and approved by Seller.
          4.12.2 If the recommendation is to release the batch which is the subject of such investigation as-is, the investigation must document that any failure has not jeopardized the safety, efficacy or quality of the Products. To support this assurance, additional sampling, testing and checks may be required and these must be recorded in the batch file.
4.13 Annual Product Review
          4.13.1 Seller is responsible for preparing the Annual Product Review (APR) for the Products manufactured. Purchaser, as the marketer of the Products, will provide any and all information to Seller that is required of the marketer for the compilation of the APR. A copy of the report shall be provided to Purchaser.
5.0 VALIDATION
5.1 Process
Seller is responsible for ensuring that the manufacturing process for the Products is validated before any routine production can start. The validation should ensure that the process is capable of consistently meeting the Products Specifications. In the event of a “For Cause Incident,” Seller shall make validation protocols and reports available for review by Purchaser upon prior written request at Seller’s premises during business hours.

5.2 Cleaning
Seller is responsible for ensuring that a validated equipment cleaning method is used and adequate cleaning is carried out for each batch of manufactured Product. Purchaser shall review the cleaning validation on an audit basis.
5.3 Computer System
Seller is responsible for ensuring that computer systems which are used for the manufacturing process and/or laboratory testing of the batch must be validated. Validation protocols and reports shall be available for Purchaser for review during an audit.
6.0 STORAGE AND SHIPPING
Seller will ensure that during packaging, storage and shipment of the Products that there is no possibility of deterioration, contamination or admixture with any other materials. Seller will only ship goods to Purchaser’s designated locations.

Appendix I to Exhibit E
Certificate of Analysis
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EXHIBIT F
Form of Press Release
Savient Pharmaceuticals, Inc. (“Savient” or“the Company”) announced today that Watson Pharmaceuticals, under the terms of its previous supply and distribution agreement with Savient, has launched an authorized generic of oxandrolone tablets, USP (C-III), an Oxandrin® brand equivalent product manufactured and supplied through Savient. The authorized generic product will be launched immediately and distributed by Watson in both the 2.5 mg and 10 mg dosages. The authorized generic of oxandrolone tablets will continue to meet all quality control standards of the Oxandrin® brand and will contain the same active and inactive pharmaceutical ingredients. Oxandrin® is Savient’s oral anabolic agent for the treatment of involuntary weight loss, a frequent and sometimes life-threatening condition associated with numerous disease states. Savient will continue to market and distribute the Oxandrin® brand product.